EXHIBIT `10.1

STRATEGIC COLLABORATION AND LICENSE AGREEMENT

by and between

pH PHARMA Co., Ltd

and

ANTRIABIO, INC.

Dated as of February 29, 2016

STRATEGIC COLLABORATION AND LICENSE AGREEMENT

THIS STRATEGIC COLLABORATION AGREEMENT (the “Agreement”) is made and entered into as of February 29, 2016 (“Effective Date”) by and between:

pH Pharma Co., Ltd., a corporation incorporated under the laws of Korea, located at 2F, Artside Gallery, 15 Jahamun-Ro 6-Gil, Jongno-Gu, Seoul 03044, Korea (“PH”), and

AntriaBio, Inc., a corporation incorporated under the laws of Delaware, located at 1450 Infinite Drive, Louisville, Colorado 80027 (“Company”).

PH and the Company may be individually referred to as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, Company applies its sustained release formulation platform to known, well-characterized molecules to significantly advance existing standards of care;

WHEREAS, PH pursues strategic endeavors in the healthcare market;

WHEREAS, PH would like the option to license AB101 in the Territory (as defined below) and the Parties wish to work together to explore synergistic opportunities to collaborate on selected molecules; and

WHEREAS, concurrently with the execution hereof, the Parties will enter into a stock purchase agreement for the acquisition by PH of shares of the Company’s Series A Preferred Stock (the “Stock Purchase Agreement”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Rules of Interpretation for this Agreement

1.1
In this Agreement, words importing the singular will include the plural and vice-versa, words importing any gender will include all other genders, and references to persons will include partnerships, corporations and unincorporated associations.

1.2	The words “including” and “includes” mean including, without limiting the generality of any description preceding such terms.

1.3	Section and paragraph headings will not affect the interpretation of this Agreement.

2.	Joint Collaboration Committee

2.1
Establishment and Membership.  As of the Effective Date, the Company and PH will appoint a Joint Collaboration Committee to monitor and coordinate all aspects of the relationship between the Parties (the “Joint Collaboration Committee” or “JCC”).  Each Party will designate two (2)

 representatives with appropriate expertise to serve as members of the JCC.  Each Party may replace its representatives on the JCC at any time upon written notice to the other Party.  Each Party shall alternate in designating one of their representatives to the JCC to serve as its chairperson for a one-year term.  PH will select from its representatives the initial chairperson for the JCC.  From time to time during the term of any chairperson, either Party may change the representative nominated by such Party who will serve as chairperson on written notice to the other Party.

2.2
Duties.  The JCC will: (a) periodically meet (no less often than once per year) to review potential molecules that may be jointly selected by the Parties for further development utilizing the Company’s sustained release platform (“Targets”), (b) to the extent that PH shall satisfy the Condition Precedent (as defined below), meet in person to discuss the details regarding the exclusive license for AB101 including among other matters, the royalty rate and the related parameters  involving the commercial sale and distribution of AB101 in the Territory (as defined below), and (c) perform such other functions as are set forth herein or as the Parties may mutually agree in writing.  The JCC may appoint a subcommittee to perform any of the above functions; provided, however, that any such subcommittee will report to the JCC.

2.3
Meetings.  The location of such meetings alternating between locations designated by PH and locations designated by Company.  Each Party will be responsible for all travel and related costs and expenses for its members and other representatives to participate in or attend committee meetings.  Meetings may be held in person, by telephone, or by video conference call, at the discretion of each Party.  Each Party will make proposals for agenda items and will provide all appropriate information with respect to such proposed items at least ten (10) Business Days in advance of the applicable meeting.  For purposes of this Agreement, “Business Day” shall mean will mean any day, except that if an activity to be performed or an event to occur falls on a Friday, Saturday, Sunday or any other day which is recognized as a national holiday in the US or Korea, then the activity may be performed or the event may occur on the next day that is not a Friday, Saturday, Sunday or such nationally recognized holiday.

The chairperson of the JCC will prepare and circulate for review and approval of the minutes of each meeting within thirty (30) days after the meeting.  The Parties will agree on the minutes of each meeting promptly, but in no event later than the next meeting of the JCC.

2.4
Decision Making.  Regardless of the number of representatives attending any JCC meeting, the representatives of PH and Company will each have a single vote.  The JCC will attempt in good faith to reach unanimity with respect to all matters that come before it for discussion and will give consideration to the views, positions and recommendations of each Party on such matters.  If the JCC is unable to reach unanimity upon any issue or matter within its jurisdiction within seven (7) days after it has first met and attempted to reach a decision, then in each such event, the JCC will refer the matter to Chief Executive Officers of the Company and PH for resolution and if the parties are still unable to resolve, then they shall proceed with binding arbitration.

2.5
R&D Program.  To the extent that Parties jointly elect to develop additional Targets other than AB101  following the recommendation of the JCC, the Parties will promptly meet in good faith to discuss the work plan of activities for such Target, including time and resource allocation as well as budget and licensing terms (an “R&D Program”).  The R&D Program will be supplemented by appropriate detailed programs at each stage of development for each Target, and will be updated from time to time during the performance of such R&D Program, at the direction of the JCC.  Each such update will form part of this Agreement and will be appended to the signature copies for the sake of good order.

 .
2.6
Dismissal of JCC.  The Parties will have the right to disband the JCC upon mutual agreement.  Disbanding of JCC shall not result in termination of this agreement/option license to pH Pharma. If the JCC is not disbanded pursuant to such mutual agreement, and absent a mutual written agreement by the Parties to continue the JCC, the JCC will be automatically divested of responsibility for and authority over activities related to a particular Target immediately following the termination of this Agreement or the termination of the R&D Program for such Target.

2.7
Limitation of Powers.  The JCC will have only the powers expressly assigned to it in this Agreement.  All activities conducted by the JCC will be consistent with and subject to the provisions of this Agreement, and the JCC will not have any power to take any action that conflicts with the terms of this Agreement or to amend, modify or waive compliance with any of the terms of this Agreement.

3. AB101 License

 Grant of Rights.  Subject to the satisfaction of the Condition Precedent (as defined and in Section 3.2 below), the Company hereby grants to PH the following rights:

3.1
Exclusive License.  An exclusive, transferable, sublicenseable, through multiple tiers of sublicensees, royalty-bearing right and license under AB101 patents, patent applications and all other relevant Company intellectual property, including know-how, that is or may be useful or necessary (collectively “Intellectual Property”) to manufacture and or offer for sale, sell and import, export, and otherwise dispose of, commercialize, and exploit in any manner the Company’s once weekly injectable basal insulin known as “AB101” in Korea, Cambodia, Laos, Myanmar, Thailand, Malaysia, Singapore and Vietnam (collectively, the “Territory”).

3.2
Condition Precedent. Concurrently with execution of this Agreement, PH is purchasing $1,000,000 of the Company’s Series A Preferred Stock at $1.95 per share pursuant to the Stock Purchase Agreement, to be followed by the purchase of an additional $1,000,000 of the Company’s Series A Preferred Stock upon the same price and terms by March 31, 2016 (the “Second Purchase”).  Further, as a condition precedent to the granting of the license set forth in Section 3.1 above (the “Condition Precedent”), PH shall have consummated the Second Purchase and shall have purchased an additional $6,000,000 of the Company’s Common Stock (“Additional Equity”) after March 31, 2016, in one or more private placement transactions at prices to be negotiated in good faith by the parties based upon commercially reasonable terms.

3.3
No Implied Licenses.  PH acknowledges that the license granted in this Agreement is limited to the scope expressly granted and that, subject to the terms and conditions of this Agreement, all other rights under all Intellectual Property are expressly reserved by the Company.

3.4
Sublicenses.  Licensee shall have the right to sublicense its rights hereunder (through multiple tiers of sublicensees) without the consent of the Company; provided, that PH must provide 30 days prior written notice to the Company before granting any sublicense to a third party. PH shall not be obligated to disclose the identity of the sublicensee or any terms of such sublicense.

3.5
Platform Technology; Third Party Technology.  Notwithstanding the provisions of this Agreement, it is recognized and agreed that Company is not obligated to disclose to PH the technology and Intellectual Property that it uses to perform research and development on compounds, whether created or developed by Company or in-licensed from third parties.

4.	Representations and Warranties

4.1	Mutual Representations. Each Party hereby represents and warrants to the other Party as of the Effective Date that:

4.1.1	it has the full power and authority to enter into this Agreement and to perform its obligations hereunder, and all corporate approvals required have been obtained;

4.1.2
entering into this Agreement will not constitute a breach of any agreement, contract, understanding and/or obligation, including such Party’s documents of incorporation which it is currently bound; and

4.1.3
it is not under any obligation, contractual or otherwise, to any third party that conflicts with or is inconsistent in any material respect with the terms or conditions of this Agreement, or that would impede the material fulfillment of its obligations hereunder.

4.2	Mutual Covenants. Each Party hereby covenants to the other Party that:

4.2.1
it will not use in any capacity, in connection with the performance of the activities contemplated by this Agreement, any third party who has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or who is the subject of a conviction described in such section.  Each Party agrees to inform the other Party in writing immediately if it or any Person who is performing services hereunder on its behalf is debarred or is the subject of a conviction described in Section 306, or if any action, suit, claim, investigation, or legal or administrative proceeding is pending or, to its knowledge, is threatened, relating to the debarment or conviction of it or any third party performing services hereunder; and

4.2.2
in carrying out its obligations and responsibilities pursuant to this Agreement, each Party will use commercially reasonable efforts to obtain or procure all necessary approvals and consents and will comply with all applicable laws and, licenses, permits, approvals and procedures.

4.3
Obligation to Correct Inaccuracies.  Without derogating from any of the remedies available to either Party hereunder or under applicable laws, if either Party will become aware of the inaccuracy of any of the above representations and warranties, such Party will immediately notify the other Party of such in writing.

4.4
Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY HEREBY DISCLAIMS AND MAKES NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, PATENTABILITY AND VALIDITY OF ANY PATENTS ISSUED OR PENDING.  Without derogating from the generality of the foregoing, nothing contained in this Agreement is a warranty or representation by any Party that any efforts to be exerted by such Party in connection with this Agreement, including without limitation any research or development activities to be performed by them under this Agreement will achieve their aims or succeed, and the Parties make no warranties whatsoever as to any results to be achieved in consequence of the carrying out of any such efforts or activities.

5.	Term and Termination

5.1.
Term.  This Agreement will commence on the Effective Date and, unless earlier terminated in accordance with Section 5.2, will terminate with respect to each Target (including the associated Intellectual Property upon the termination or expiration of an R&D Program (such period with respect to each Target, the “Term”).

5.2	Termination.

5.2.1.	This agreement may be terminated by mutual consent of both parties at any time.

5.2.2
Without derogating from any other remedies that either Party may have under the terms of this Agreement, the Stock Purchase Agreement or applicable laws, each Party will have the right to terminate this Agreement upon the occurrence of any of the following:

(a)	the other Party commits a material breach of this Agreement and fails to remedy that breach within forty-five (45) days after being requested to do so, in writing, by the non-breaching Party; or

(b)
upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, in the case of any involuntary bankruptcy, reorganization, liquidation, receivership or assignment proceeding, such right to terminate will only become effective if such other Party consents to the involuntary proceeding or such proceeding is not dismissed within ninety (90) days after the filing thereof.

Notwithstanding the immediately preceding provision of this Section 8.2.3(b), all rights granted pursuant to this Agreement are, and will otherwise be deemed to be, for purposes of Section 365(n) of Title 11, U.S. Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code.  The Parties agree that PH and the Company will retain and may fully exercise all of their respective rights, remedies and elections under the Bankruptcy Code.  The Parties further agree that, in the event of the commencement of a bankruptcy or reorganization case by or against a Party under the Bankruptcy Code, the other Party will be entitled to all applicable rights under Section 365 (including Section 365(n)) of the Bankruptcy Code.

5.3	Rights and Obligations Upon Termination.

5.3.1
Except as provided herein, upon termination of this Agreement for any reason, each Party, at the request of the other Party, will immediately return to the other Party all materials, reports, updates, documentation, written instructions, notes, memoranda, discs or records or other documentation or physical matter of whatsoever nature or description provided by the other Party, except in the event that such material is owned by such Party pursuant to the terms of this Agreement, and provided that each Party will be allowed to retain one copy for archival purposes.

5.3.2
At the request of either Party, the other Party will execute and deliver such assignments and licenses and other documents as may be necessary to fully vest in the requesting Party all right, title and interest to which it is entitled pursuant to this Section 5.

5.3.3.	Upon termination of this Agreement for any reason each Party will be entitled to collect any debt or accrued obligation then owed to it by the other Party.

6.	Confidentiality

6.1
No Disclosure.  Other than as expressly set forth herein, PH and Company undertake to treat and to maintain and to ensure that their Representatives (as defined below) will treat and maintain, in strict confidence and secrecy any information disclosed by either Party under this Agreement or the Stock Purchase Agreement, whether disclosed in oral or visual form or in writing and will keep in confidence the existence and contents of this Agreement (the “Confidential Information”) and will not disclose, publish, or disseminate in any manner, any Confidential Information including, without limitation, any aspect thereof, to a third party other than those of its Representatives with a need to know such Confidential Information.  In addition, each Party agrees to treat and maintain (and to ensure that its Representatives treat and maintain) in strict confidence and secrecy and to prevent any unauthorized use, disclosure, publication, or dissemination of the Confidential Information, except for the purposes of this Agreement.

Each Party agrees to be responsible for any use or disclosure of the other Party's Confidential Information by any of its Representatives.  This Agreement shall be deemed to be the Confidential Information of both Parties.  It is recognized and agreed that the results of the R&D Program with respect to any Target is the Confidential Information of the Company.

6.2	Maintaining Confidentiality. Each Party will:

6.2.1	safeguard and keep secret all Confidential Information, and will not directly or indirectly disclose to any third party the Confidential Information without written permission of the other Party; and

6.2.2
in performing its duties and obligations hereunder, use at least the same degree of care as it does with respect to its own confidential information of like importance but, in any event, at least reasonable care.

6.3	Exceptions. The undertakings and obligations under Sections 6.1 and 6.2 will not apply to any part of the Confidential Information which:

6.3.1	was known to the recipient of the Confidential Information (the “Recipient”) prior to disclosure by the disclosing Party (the “Discloser”);

6.3.2	was generally available to the public prior to disclosure to the Recipient;

6.3.3	is disclosed to the Recipient by a third party who is not bound by any confidentiality obligation, having a legal right to make such disclosure;

6.3.4	has become through no act or failure to act on the part of the Recipient public information or generally available to the public;

6.3.5	was independently developed by the Recipient without reference to or reliance upon the Confidential Information; or

6.3.6
is required to be disclosed by the Recipient by law, by court order, or governmental regulation (including securities laws and/or exchange regulations), provided that the Recipient gives the Discloser reasonable notice prior to any such disclosure and cooperates (at the Discloser’s expense) with the Discloser to assist the Discloser in obtaining a protective order or other suitable protection from disclosure (if available) with respect to such Confidential Information.

6.4	Disclosure Required by Law, Non-Disclosure Agreements. Notwithstanding the foregoing:

6.4.1
in the event that either Party is required to disclose the other Party’s Confidential Information pursuant to securities laws, then, prior to such disclosure, the text of such disclosure will be provided to the other Party for its comment and review, and such disclosing Party shall consider the comments of the other Party in good faith; and

6.4.2
each Party may disclose the terms of this Agreement to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with applicable laws, provided, however, that prior to any disclosure, the disclosing Party will consult with the non-disclosing Party and give good faith consideration to deleting information requested by the non-disclosing Party, including business sensitive information.

6.5	Notice of Breach. Each Party agrees to inform the other Party of any breach or threatened breach of the provisions hereof by its Representatives.

6.6	Remedies. PH and Company each acknowledges that their respective Confidential Information is of special and unique significance to each of them and that any unauthorized disclosure or use of the Confidential Information could cause irreparable harm and significant injury to the Discloser that may be difficult to ascertain.  Accordingly, any breach of this Agreement may entitle the aggrieved Party in addition to any other right or remedy that it may have available to it by law or in equity, to remedies of injunction, specific performance and other relief, including recourse in a court of law.

6.7	Duration. The provisions relating to confidentiality in this Section 6 will remain in effect during the Term and for a period of seven (7) years thereafter.

6.8
Representatives Defined.  For the purposes of this Section 6, “Representatives” will mean employees, officers, agents, subcontractors, consultants, and/or any other person or entity acting on either Party’s behalf, individually or collectively, including prospective Affiliates, acquirors, investors and lenders who have executed a confidentiality agreement with terms substantially similar to the restrictions imposed by this Section 6, which will be exposed to Confidential Information.

7.	Independent Contractors

7.1
Status.  In performing under and with respect to this Agreement, the Parties will be independent contractors and their relationship will not constitute a partnership, joint venture or agency.  Neither Party will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on the other Party, without the prior consent of such other Party.

7.2
Responsibility.  Each Party agrees that its employees, officers, agents, subcontractors, consultants, and/or any other person or entity acting on its behalf, individually or collectively, will be the sole responsibility of such Party and will not be considered at any time as employees of the other Party and will not have any claims against the other Party whatsoever.

8.	Assignment

This Agreement may not be assigned or otherwise transferred by a Party without the prior written consent of the other Party. Any permitted assignee shall agree in writing to be bound by the provisions of this Agreement.  Any such assignment shall not relieve the Party of its responsibilities for performance of its obligations under this Agreement.  This Agreement shall be binding upon and inure to the benefit of the successors and permitted assignees of the Parties.  Any assignment not in accordance with this Agreement shall be null and void.

9.	Amendments

No amendment of this Agreement will be valid unless it is in writing and signed by, or on behalf of, each of the Parties.

10.	Severance

Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws of any applicable jurisdiction, the invalid or unenforceable part or provision will, provided that it does not go to the essence of this Agreement, be replaced with a revision which accomplishes, to the extent possible, the original commercial purpose of such part or provision in a valid and enforceable manner, and the balance of this Agreement will remain in full force and effect and binding upon the Parties.

11.	Entire Agreement

This Agreement, and the Stock Purchase Agreement and their respective annexes, exhibits and schedules constitute the entire agreement between the Parties with respect to its subject matter and supersede all prior agreements, arrangements, dealings or writings between the Parties.  The English original of this Agreement will prevail over any translations thereof.

12.	Waiver

No waiver of a breach or default hereunder will be considered valid unless in writing and signed by the Party giving such waiver and no such waiver will be deemed a waiver of any subsequent breach or default of the same or similar nature.

13.	Further Assurances

Each Party agrees to execute, acknowledge and deliver such further documents and instruments and do any other acts, from time to time, as may be reasonably necessary, to effectuate the purposes of this Agreement.

14.	Third Parties

None of the provisions of this Agreement will be enforceable by any person who is not a party to this Agreement.

15.	Notices

Any notice, declaration or other communication required or authorized to be given by any Party under this Agreement to the other Party will be in writing in the English language and will be personally delivered, sent by email (with a copy by ordinary mail in either case) or dispatched by courier addressed to the other Party at the address stated below or such other address as will be specified by the Parties by notice in accordance with the provisions of this Section 15.  Any notice will operate and be deemed to have been served, if personally delivered, sent by fax or by courier on the next following Business Day.

PH’s and Company’s addresses for the purposes of this Agreement will be as follows:

If to PH:

Attention: Chief Executive Officer
pH Pharma Co., Ltd.
2F, Artside Gallery,
15 Jahamun-Ro 6-Gil,
Jongno-Gu, Seoul 03044.
Korea
Tel: +82-10-9510-0429

With a copy (that will not constitute notice) to:

Attn: Chief Executive Officer
pH Pharma Inc.,
530 Lytton Ave, #257,
Palo Alto, CA 94301.
Tel: (650) 868-0941

If to the Company:

Attention: Chief Executive Officer
1450 Infinite Drive
Louisville, CO 80027
Telephone: (303) 222-2128

With a copy (that will not constitute notice) to:

Dorsey & Whitney
Attention: Michael Weiner
1400 Wewatta Street Suite 400
Denver, CO  80202
Telephone: (303) 629-3400

16.	Governing Law and Jurisdiction

This Agreement will be governed by and construed under the substantive laws of the State of California without reference to any choice of law principles thereof that would cause the application of the laws of a different jurisdiction.  All actions, suits or proceedings arising out of or relating to this Agreement will be heard and determined in any state or federal court having jurisdiction of the Parties and the subject matter of the dispute, sitting in the Northern District of California, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive any defense of an inconvenient forum to the maintenance of any such action or proceeding.  Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by notice in accordance with Section 21 (with evidence of delivery) to such Party at the address in effect for notices to it under this Agreement and agrees that such service will constitute good and sufficient service of process and notice thereof.  Nothing contained herein will be deemed to limit in any way any right to serve process in any manner permitted by law.  Prior to commencement of any legal action, suit or proceeding arising out of or relating to this Agreement, the Parties will first present their dispute to the Chief Executive Officers of PH and the Company for resolution.  If the Chief Executive Officers are unable to resolve the dispute within thirty (30) days through good faith negotiations, either Party may then seek resolution of the dispute at law or equity in the forum set forth above.

17.	Force Majeure

17.1
If either Party is prevented from fulfilling its obligations under this Agreement by reason of any supervening event beyond its control (including but not limited to war, national emergency, flood, earthquake, strike or lockout), the Party unable to fulfill its obligations (the “Incapacitated Party”) will immediately give notice of this incapacity and the period during which such incapacity is expected to continue to the other Party and will do everything reasonably within its power to resume full performance of its obligations as soon as possible.

23.2
Subject to compliance with the requirements of Section 17.1, the Incapacitated Party will not be deemed to be in breach of its obligations under this Agreement during the period of incapacity in the circumstances referred to in Section 17.1 and the other Party will continue to perform its obligations under this Agreement save only in so far as they are dependent on the prior performance by the Incapacitated Party of its obligations which it cannot perform during the period of incapacity.

18.	Interpretation

The Parties have had the opportunity to have this Agreement reviewed by an attorney; therefore, neither this Agreement nor any provision hereof will be construed against the drafter of this Agreement.

19.	Counterparts

This Agreement may be executed in any number of counterparts (including counterparts transmitted by fax or by portable document format), each of which will be deemed to be an original, but all of which taken together will be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized representatives:

PH	THE COMPANY

By: _____________________________	By: /s/ Nevan Charles Elam
Sanjeev Satyal, Vice President	Nevan Charles Elam, CEO & President